FOR IMMEDIATE RELEASE


                     SPEAR AND JACKSON REVISES 2004 PROFITS




Boca Raton, Florida, March 12, 2004, Spear & Jackson (OTCBB:SJCK) announced today that 2004 revised earnings are expected to be in the 35-38 cents range fully diluted share.

The revisions of the 2004 earnings are due to the following:

        o        The U.S. dollar is negatively effecting exports sales
        o        Exchange losses from the U.S. dollar
        o        Increased fixed selling costs to support higher levels of sales
        o        Negative effects of a loss of a customer in Australia
        o        Increased infrastructure costs for the U.S. business


Spear & Jackson, based in Sheffield, England is one of the largest and oldest tool manufacturers in the UK. Spear & Jackson's roots go back to the 1740's as one of the premium tool manufacturers.

Spear & Jackson manufacturers and distributes tools, garden tools, metrology equipment, woodworking tools and magnetic equipment. They sell their products under Spear & Jackson, Neill Tools, Bowers, Robert Sorby, Moore and Wright, Eclipse (Blades), WHS, Tyzack, and Eclipse Magnetics Brands. Spear & Jackson has divisions throughout England, France and Australia. Spear & Jackson distributes its products throughout the world.

Disclosure concerning Forward-Looking Statements:

Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the company, such as successful completion and consolidation of the acquisitions, such as consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs, freight costs, the level of residential and commercial constructions and the costs of raw materials, along with other specific factors with respect to the company's businesses set forth in the company's responses and other documents filed with the Securities and Exchange Commission. Interest parties should review the "forward-looking statement" sections in the Spear & Jackson reports file with Securities & Exchange Commission, including the annual report on Form 10-KSB for the fiscal year ended September 30, 2003 and Form 10-Q for the quarter ending December 31, 2003.

Contact: Spear & Jackson, Boca Raton, Florida
         Dennis Crowley - (561) 999-9011